AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2018 by and among Simex Inc., a Nevada corporation having an address at 2770 S. Maryland Pkwy, Suite 300, Las Vegas, Nevada 89109 ("Simex"), American Retail Group, Inc., a Nevada corporation having an address at 2770 S. Maryland Pkwy, Suite 300, Las Vegas, Nevada 89109 (the "Company"), and ARG Mergerco, a Nevada corporation having an address at 2770 S. Maryland Pkwy, Suite 300, Las Vegas, Nevada 89109 and a wholly-owned subsidiary of the Company ("Mergerco"). Simex and Mergerco are hereinafter sometimes collectively referred to as the "Constituent Corporations."

The Board of Directors of Simex has determined that it would be in the best interests of Simex and its stockholders to merge with Mergerco, with Simex as the surviving corporation, on the terms and subject to the conditions set forth in this agreement.

The Boards of Directors of the Company and Mergerco have determined that it would be in the best interests of the Company, Mergerco and their respective stockholders to merge Mergerco with and into Simex, with Simex as the surviving corporation (the "Surviving Corporation"), on the terms and subject to the conditions set forth in this agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. In accordance with the provisions of this Agreement and Plan of Merger and Section 92A.100 of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.4 hereof), Mergerco shall be merged with and into Simex (the "Merger") and the separate corporate existence of Mergerco shall cease. Simex shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Nevada. The name of the Surviving Corporation shall be "Simex Inc." The Merger shall have the effects set forth in Section 92A.250 of the NRS.

1.2 Articles of Incorporation and By-Laws. (a) The Articles of Incorporation of Simex at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately after the Effective Time.

(b) The By-Laws of Simex immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the "By-Laws") immediately after the Effective Time.

1.3 Directors and Officers. (a) The directors of Simex immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

(b) The officers of Simex immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

1.4 Closing; Effective Time. The closing (the "Closing") of the transactions contemplated by this Agreement shall occur, at a time and place mutually agreeable to the parties hereto, not later than (i) May 31, 2018 and (ii) the date this Agreement and the Merger have been approved by the holders of the common stock of each of the Constituent Corporations (the "Closing Date"), provided that this Agreement is not terminated under Section 3.1 hereof, the conditions to closing set forth in Articles VI and VII have been satisfied or waived, a certificate of merger complying with Section 92A.200 of the NRS shall be filed with the Office of the Secretary of State of the State of Nevada in accordance with the NRS. The Merger shall become effective at the time and date of the filing of the certificate of merger relating to the Merger with the Office of the Secretary of State of the State of Nevada or at such later time and date as provided for in such certificate of merger as may be permitted by the BCL (such time and date is herein referred to as the "Effective Time").

1.5 Special Covenants.

(a) Prior to the Effective Time, neither Constituent Corporation will issue and shares of its capital stock or any securities convertible into, exercisable or exchangeable for its capital stock, or any options, warrants, or other rights to subscribe for or purchase shares of its capital stock.

(b) Prior to the Effective Time, Simex shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Simex which is now in the possession of Simex or its representatives.

ARTICLE II
MERGER CONSIDERATION

2.1 Shares to be Issued in Merger.

(a) Each share of the common stock of Simex (the "Simex Common Stock") outstanding immediately prior to the Effective Time, other than shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising dissenters' rights pursuant to Section 92A.380 of the NRS, shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and become 5.5555 shares of common stock of the Company (the "Company Common Stock"). The Company shall issue certificates representing the shares of Company Common Stock issuable to the holders of the Simex Common Stock within a reasonable period of time following the Effective Time.

(b) Each share of Simex Series A Preferred Stock (the "Simex Preferred Stock") outstanding immediately prior to the Effective Time, other than shares that are owned by Dissenting Stockholders exercising dissenters' rights pursuant to Section 92A.380 of the NRS, shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and become 0.2962959 of a share of Company Common Stock. The Company shall issue certificates representing the shares of Company Common Stock issuable to the holders of the Simex Preferred Stock within a reasonable period of time following the date which is the thirtieth trading day after the Effective Date.

2.2 Dissenting Stockholder Rights. No Dissenting Stockholder shall be entitled to the shares of Company Common Stock issuable to the holders of Simex Common Stock or Simex Preferred Stock pursuant to Section 2.1 (collectively, the "Merger Shares") unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under Chapter 92A of the NRS, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 92A.460 of the NRS with respect to Dissenting Shares owned by such Dissenting Stockholder ("Dissenter Rights"), subject to such Dissenting Stockholder's right to seek what such Dissenting Stockholder considers the fair value of the Dissenting Shares pursuant to Section 92A.480 of the NRS. If any person or entity who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Company Common Stock pursuant to Section 2.1 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SIMEX

As an inducement to, and to obtain the reliance of the Company and Mergerco, except as set forth in the Simex Schedules (as hereinafter defined), Simex represents and warrants as of the date hereof and as of the Closing Date, as defined below, as follows:

3.1 Incorporation. Simex is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws,

regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

3.2 Subsidiaries and Affiliates. Simex does not have any subsidiaries or control, directly or indirectly, any other entity.

3.3 Charter Documents; Books and Records. Complete and correct copies of the articles of incorporation (including the certificate of designation authorizing the issuance of the Simex Preferred Stock) and bylaws of Simex, each as in effect on the date hereof (together, the "Simex Charter Documents") have been delivered to the Company. Simex is not in violation or breach of any of the provisions of the Simex Charter Documents. The books and records, financial and otherwise, of Simex are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

3.4 Authorized Shares. The authorized capital stock of Simex consists of 20,000,000 shares of preferred stock, each having a par value of $0.001, including 2,500,000 shares of Simex Preferred Stock, and 80,000,000 shares of Simex Common Stock, each having a par value of $0.001 (together with the Simex Preferred Stock, the "Simex Capital Stock"). There are outstanding 263,004 shares of Simex Preferred Stock and 3,414,361 shares of Simex Common Stock. Except for the Simex Preferred Stock, there are no securities convertible into, exercisable or exchangeable for Simex Capital Stock outstanding, or any commitments for the issuance of any of the foregoing securities, or any outstanding options, warrants, or other rights to subscribe for or purchase Simex Capital Stock or any commitments for the issuance of any of the foregoing securities. The issued and outstanding shares of Simex Capital Stock are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

3.5 Contracts. All contracts, agreements, franchises, license agreements, and other commitments to which Simex is a party or by which its properties are bound and which are material to the operations of Simex are valid and enforceable by Simex in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

3.6 Compliance with Laws and Regulations. Simex has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Simex ("Material Adverse Effect") or except to the extent that noncompliance would not result in the occurrence of any material liability for Genius.

3.7 No Default or Violation. Simex is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Simex under), nor has Simex received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

3.8 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of Genius, threatened by or against Simex or affecting Simex or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Simex is not a party to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

3.9 Taxes. Simex has no material liabilities with respect to the payment of any federal, state, county, local (or comparable jurisdictions outside the United States) or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable. Simex has timely filed (or been granted extensions

of time within which to file) all state, federal or local (or comparable jurisdictions outside the United States) income and/or franchise tax returns required to be filed by it from January 1, 2012 to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Simex, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization. Each of the Company and Mergerco is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Company has made available to Simex complete and correct copies of its articles of incorporation (including the certificates of designation authorizing the issuance of the Series A Convertible Preferred Stock) and by-laws (together, the "Company Charter Documents"), as well as the articles of incorporation and by-laws of Mergerco (together, the "Mergerco Charter Documents"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Company Charter Documents or the Mergerco Charter Documents. Each of the Company and Mergerco has taken all action required by law, the Company Charter Documents, the Mergerco Charter Documents, or otherwise to authorize the execution and delivery of this Agreement, and each of the Company and Mergerco has full power, authority, and legal right and has taken all action required by law, the Company Charter Documents, the Mergerco Charter Documents or otherwise to consummate the transactions herein contemplated.

4.2 Subsidiaries and Affiliates. Except for Mergerco, the Company does not have any subsidiaries or control, directly or indirectly, any other entity. Mergerco does not have any subsidiaries or control, directly or indirectly, any other entity.

4.3 Approval of Agreement. The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Mergerco has authorized the execution and delivery of this Agreement by Mergerco and has approved this Agreement and the transactions contemplated hereby. The Company, as the sole stockholder of Mergerco, has approved this Agreement and the Merger.

4.4 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company and Mergerco, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.5 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company or Mergerco is a party or to which any of respective assets, properties or operations are subject.

4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, each having a par value of $0.0001, of which 200,000 shares have been designated as Series A Convertible Preferred Stock (the "Company Preferred Stock") and 200,000,000 shares of common stock, each having a par value of $0.0001 (the "Company Common Stock," and together with the Company Preferred Stock, the "Company Capital

Stock"). The Series A Preferred Stock has the rights, powers, privileges and limitations sets forth in the certificate of designation authorizing its issuance filed with the Secretary of State of Nevada. There are outstanding 1,648 shares of Company Preferred Stock and 22,930,009 shares of Company Common Stock. There are no outstanding securities convertible into, exercisable or exchangeable for Company Capital Stock, except for the Company Preferred Stock, or any commitments for the issuance of any of the foregoing securities, and there are no outstanding options, warrants, or other rights to subscribe for or purchase Company Capital Stock, or any commitments for issuance of any of the foregoing securities. All issued and outstanding shares of Company Capital Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

(b) There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement other than this Agreement.

(c) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company, and there are no agreements to which Company is a party, or of which the Company has knowledge, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

4.7 <u>SEC Filings; Financial Statements</u>.

(a) The Company has made available to Simex a correct and complete copy, or there has been available on EDGAR, copies, of each report, registration statement and definitive proxy and information statement filed by the Company with the SEC since April 21, 2017 (the "<u>Company SEC Reports</u>"). As of their respective dates, the Company SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Included in the Company SEC Reports are the audited balance sheets of the Company as of December 31, 2017 and 2016 and the related audited statements of operations, stockholders' equity and cash flows for December 31, 2017 and 2016, together with the notes to such statements and the opinion of its independent certified public accountants, with respect thereto.

(c) Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole ("<u>Material Adverse Effect</u>"). The balance sheets of the Company included in the Company SEC Reports are true and accurate and present fairly as of their respective dates the financial condition of the

Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with U.S. GAAP. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by U.S GAAP. Except as set forth in the Company Schedules, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(d) The Company has no material liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) Except as set forth in the Company Schedules, the Company has timely filed (or filed requests for extensions of time within which to file) all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

4.8 Absence of Certain Changes or Events. Since December 31, 2017:

(a) There has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company.

(b) The Company has not (i) amended the Company Charter Documents, except as may be required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business and as contemplated hereby; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees.

(c) The Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

(d) The Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

4.9 Compliance With Laws and Regulations. The Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.

4.10 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or Mergerco, or affecting the Company, Mergerco or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither the Company nor Mergerco is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND MERGERCO

The obligations of the Company and Mergerco under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.1 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Simex in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Simex shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Simex prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Simex dated the Closing Date, to the foregoing effect.

5.2 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

5.3 Stockholder Approval. The Merger shall have been approved by the holders of Simex Common Stock.

5.4 Other Items. The Company and Mergerco shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company or Mergerco may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF SIMEX

The obligations of Simex under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

6.1 Accuracy of Representations and Performance of Covenants. The representations and warranties made by the Company and Mergerco in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company and Mergerco shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and Mergerco. Simex shall be furnished with a certificate, signed by a duly authorized executive officer of the Company and Mergerco dated the Closing Date, to the foregoing effect.

6.2 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

6.3 Stockholder Approval. The Merger shall have been approved by the Company.

6.4 Contribution of Company Shares by Ossenuk. Vassili Oxenuk shall have contributed 19,046,599 shares of Company Common Stock to the Company.

6.5 Other Items. Simex shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as they may reasonably request.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1 Termination. Notwithstanding the approval and adoption of this Agreement by the stockholders of the Constituent Corporations, this Agreement may be terminated by the Board of Directors of either of the Constituent Corporations upon written notice to the other Constituent Corporation, and in the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto.

7.2 Amendment. This Agreement shall not be amended other than pursuant to an amendment approved by the Board of Directors of each of the Constituent Corporations (and by the stockholders of each of the Constituent Corporations if Article II hereof is amended) and signed by each of the Constituent Corporations.

ARTICLE VIII
MISCELLANEOUS

8.1 Survival. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

8.2 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

8.3 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.4 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto and their respective stockholders any rights or remedies hereunder.

8.5 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflict of law principles thereof.

8.6 Expenses. Each of Simex, on one hand, and the Company and Mergerco, on the other hand, will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Merger or any of the other transactions contemplated hereby, whether or not the Merger is consummated.

8.7 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed to the recipient at such address as it has provided to the other parties hereto at the time of execution of this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

9.8 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.9 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement or (iii) to the extent such information is disclosed by the Company in a document filed with the SEC. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

8.10 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties, or as may be released by the Company to the public in a press release or document filed with the SEC. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

8.11 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

8.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[signature page is on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

SIMEX INC

By: Vassili Oxenuk
Name: Vassili Oxenuk
Title: President

AMERICAN RETAIL GROUP, INC.

By: Vassili Oxenuk
Name: Vassili Oxenuk
Title: President

ARG MERGERCO

By: Vassili Oxenuk
Name: Vassili Oxenuk
Title: President

Agreement and Plan of Merger
Simex Schedules
<u>Exceptions to Representations</u>

None

Agreement and Plan of Merger
Company Schedules
Exceptions to Representations

None